As filed with the Securities and Exchange Commission on April 28, 1998
                                                Registration No. 333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                               U.S. FOODSERVICE
             (Exact name of registrant as specified in its charter)

              DELAWARE                                     52-1634568
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                     Identification Number)

                                ---------------

                           9830 PATUXENT WOODS DRIVE
                           COLUMBIA, MARYLAND  21046
                                 (410) 312-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               DAVID M. ABRAMSON
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               U.S. FOODSERVICE
                           9830 PATUXENT WOODS DRIVE
                           COLUMBIA, MARYLAND  21046
                                 (410) 312-7100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   Copy to:
                           RICHARD J. PARRINO, ESQ.
                            HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                            WASHINGTON, D.C. 20004
                                (202) 637-5600

                                ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                                  PROPOSED         PROPOSED
                                                  MAXIMUM          MAXIMUM
                                                  OFFERING        AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF           AMOUNT TO BE    PRICE PER        OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED     REGISTERED(1)     SHARE(2)        PRICE(2)(3)       FEE(3)
----------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share                 228,773 shares      $36.81       $8,421,134.13     $2,484.23
==============================================================================================

(1) Pursuant to Rule 429 under the Securities Act, 337,239 shares of Common Stock are being carried forward from Registration Statement No. 333-41795. The filing fee of $568.18 associated with such shares was previously paid with such earlier Registration Statement.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee.

(3) In accordance with Rule 457(c), the proposed maximum aggregate offering price and registration fee are based upon the average of the high and low prices for the Registrant's Common Stock on the New York Stock Exchange, Inc. on April 21, 1998.

                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
----------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                566,012 SHARES
                               U.S. FOODSERVICE
                                 COMMON STOCK

                                ---------------

     The 566,012 shares (the "Shares") of Common Stock, par value $.01 per share (the "U.S. Foodservice Common Shares"), of U.S. Foodservice (the "Company" or "U.S. Foodservice") offered hereby may be offered and sold from time to time by the holders named herein or by their permitted transferees or successors (collectively, the "Selling Stockholders") pursuant to this Prospectus, as it may be appropriately amended or supplemented from time to time. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     The Shares may be offered or sold by the Selling Stockholders from time to time directly to purchasers or through agents, underwriters, brokers or dealers on terms to be determined at the time of sale. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Shares in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement").

     The Selling Stockholders and any broker-dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them or any profit received by them on the resale of Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The U.S. Foodservice Common Shares are listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "UFS." On April 21, 1998, the last reported sale price of the U.S. Foodservice Common Shares on the NYSE was $36.81 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE U.S. FOODSERVICE COMMON SHARES OFFERED HEREBY.
                                ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

             THE DATE OF THIS PROSPECTUS IS ________, 1998.

          No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation.
Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of U.S. Foodservice since the date hereof or that the information in this Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.



                               TABLE OF CONTENTS

     Available Information............................   3
     Incorporation of Certain Documents by Reference..   3
     Forward-Looking Statements.......................   4
     The Company......................................   5
     Risk Factors.....................................   6
     Dividend Policy..................................  13
     Use of Proceeds..................................  13
     Selling Stockholders.............................  14
     Plan of Distribution.............................  15
     Legal Matters....................................  16
     Experts..........................................  16


                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission. The U.S. Foodservice Common Shares are listed on the NYSE and reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents or portions of documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 1997, as amended by Form 10-K/A-1 filed on October 24, 1997;

          (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 27, 1997 and December 27, 1997;

          (c) the Company's Current Reports on Form 8-K filed on July 2, 1997, September 9, 1997, November 7, 1997, November 26, 1997, January 7, 1998, as amended by Form 8-K/A-1 filed on March 9, 1998, January 29, 1998, February 25, 1998 and March 2, 1998;

          (d) the description of the U.S. Foodservice Common Shares which is contained in the Company's Registration Statement on Form 8-A filed pursuant to the Exchange Act on December 20, 1996, including any amendments or reports filed for the purpose of updating such description; and

          (e) the description of the preferred share purchase rights attached to the U.S. Foodservice Common Shares which is contained in the Company's Registration Statement on Form 8-A filed pursuant to the Exchange Act on December 20, 1996, including any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of the Registration Statement of which this Prospectus constitutes a part and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

          In addition, any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated into this Prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide to each person to whom this Prospectus is delivered, without charge and upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for copies of such documents should be directed to Corporate Secretary, U.S. Foodservice, at the Company's principal executive offices located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046, telephone number (410) 312-7100.

                          FORWARD-LOOKING STATEMENTS

          THIS PROSPECTUS, INCLUDING ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN AS SET FORTH IN "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS REGARDING U.S. FOODSERVICE, RYKOFF-SEXTON, INC. OR THE COMBINED COMPANY'S EXPECTED FUTURE FINANCIAL POSITION, BUSINESS STRATEGY, COST SAVINGS AND OPERATING SYNERGIES, PROJECTED COSTS AND PLANS, AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH U.S. FOODSERVICE BELIEVES THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS HEREIN INCLUDE, AMONG OTHERS, THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS," GENERAL ECONOMIC AND BUSINESS AND MARKET CONDITIONS, CHANGES IN FEDERAL LAWS, DIFFICULTIES IN ACHIEVING EXPECTED COST SAVINGS AND OPERATING SYNERGIES FROM THE MERGER DESCRIBED HEREIN, INCREASED COMPETITIVE PRESSURE IN THE COMBINED COMPANY'S INDUSTRY, AND COSTS OR DIFFICULTIES RELATING TO THE INTEGRATION OF THE BUSINESSES OF U.S. FOODSERVICE AND RYKOFF-SEXTON, INC.

                                  THE COMPANY

GENERAL

          As a result of the Merger described below, the Company, which conducts operations as U.S. Foodservice, is the nation's second largest broadline foodservice distributor based on fiscal 1997 sales of approximately $5.2 billion. Broadline distributors offer a comprehensive range of food and related products from a single source of supply and provide foodservice establishments with the cost savings associated with large, full-service deliveries. Operating from over 35 full-service distribution centers nationwide, the Company offers its products and services across a broad geographic area encompassing more than 85% of the U.S. population.

          The Company markets and distributes more than 40,000 national, private label and signature brand items to over 130,000 foodservice customers, including restaurants, hotels, health care facilities, cafeterias and schools. The Company's diverse customer base encompasses both independent (or "street") and multi-unit (or "chain") businesses, including Old Country Buffet, Perkins Family Restaurants, Subway, Eurest Dining Services, Cheesecake Factory, Kindercare, Pizzeria Uno and Ruby Tuesday. The Company's comprehensive product line includes canned and dry food products, fresh meats, poultry, seafood, specialty and gourmet imported products, frozen foods, fresh produce, dairy and other refrigerated products, paper products, cleaning supplies, light restaurant equipment and other supplies. This broad product line provides the Company's customers with a single source to satisfy substantially all of their foodservice needs.

          The Company also provides restaurant design and engineering services for all types of foodservice operations through its contract/design offices and manufactures products primarily under its proprietary private labels.

          As of December 27, 1997, the end of its second quarter in fiscal 1998, the Company had over 12,000 full-time employees.

          The Company supplements its internal expansion with an active program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. The Company seeks to increase penetration of its existing markets through "fold-in" acquisitions of small, privately-owned distributors within its current markets and to expand into new markets through acquisitions of larger-sized distributors. The Company's ability to compete for acquisition opportunities with other foodservice businesses is enhanced by its financial resources, which include access to the public capital markets.

          Effective February 27, 1998, the Company changed its corporate name from JP Foodservice, Inc. to U.S. Foodservice. The references in this Prospectus to U.S. Foodservice prior to February 27, 1998 are to JP Foodservice, Inc.

          The principal executive offices of U.S. Foodservice are located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046, and U.S. Foodservice's telephone number is (410) 312-7100.

          Unless the context otherwise requires, references in this Prospectus to the Company or U.S. Foodservice are to U.S. Foodservice and its consolidated subsidiaries.

MERGER

          Effective December 23, 1997, the Company acquired by merger (the "Merger") Rykoff-Sexton, Inc. ("Rykoff-Sexton"), the nation's third largest broadline foodservice distributor. In the transaction, Rykoff-Sexton merged with and into a wholly-owned subsidiary of the Company ("Merger Sub") pursuant to an Agreement and Plan of Merger, dated as of June 30, 1997, as amended (the "Merger Agreement"), among Rykoff-Sexton, Merger Sub and the Company. Merger Sub, formerly known as Hudson Acquisition Corp., was the surviving corporation in the Merger, was renamed Rykoff-Sexton, Inc. as of the effective time of the Merger (the "Effective Time") and will continue to be a wholly-owned subsidiary of the Company.

          At the Effective Time, each issued and outstanding share of Common Stock, par value $.10 per share, of Rykoff-Sexton (the "Rykoff-Sexton Common Shares") (other than Rykoff-Sexton Common Shares, if any, owned by the Company, Merger Sub or Rykoff-Sexton, which were canceled) was converted into the right to receive 0.775 of a U.S. Foodservice Common Share. In connection with the Merger, holders of Rykoff-Sexton Common Shares immediately before the Merger received U.S. Foodservice Common Shares representing approximately 50% of the U.S. Foodservice Common Shares outstanding giving effect to the Merger. Entities (the "ML Investors") holding Rykoff-Sexton Common Shares immediately before the Merger who are affiliated with Merrill Lynch, Pierce, Fenner & Smith Incorporated, an international investment banking and advisory firm, received U.S. Foodservice Common Shares representing approximately 17% of the U.S. Foodservice Common Shares outstanding giving effect to the Merger.

          U.S. Foodservice has accounted for the Merger as a pooling of interests in accordance with generally accepted accounting principles. The Merger constituted a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

          Effective as of April 2, 1998, the corporate name of Merger Sub was changed from Rykoff-Sexton, Inc. to U.S. Foodservice, Inc.

NEW CREDIT FACILITY

          In connection with the Merger, immediately following the Effective Time, the Company entered into a new revolving credit facility and a new 364-day revolver/term loan facility (collectively, the "New Credit Facility") with a syndicate of banks which will provide the Company with funding of up to $750 million. A portion of such funds was applied to refinance indebtedness of U.S. Foodservice and Rykoff-Sexton outstanding at the Effective Time under their former senior bank credit facilities and to prepay U.S. Foodservice's 8.55% Senior Notes due 2004. The Company will use other borrowings under the New Credit Facility to pay fees and expenses incurred in connection with the Merger and to finance capital expenditures and other on-going capital needs.

                                  RISK FACTORS

          In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors relating to the Company and the U.S. Foodservice Common Shares before making an investment in the Shares offered hereby.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS

          In determining that the Merger was in the best interests of its stockholders, the U.S. Foodservice Board of Directors considered the cost savings, operating efficiencies and other synergies expected to result from the integration of the U.S. Foodservice and Rykoff-Sexton businesses. The managements of U.S. Foodservice and Rykoff-Sexton have estimated that the combination of U.S. Foodservice and Rykoff-Sexton could create opportunities for operating cost savings of approximately $14 million during the first twelve-month period following the effective time of the Merger, $20 million during the second twelve-month period following the effective time of the Merger and $30 million annually thereafter. These cost savings are expected to be realized primarily through the restructuring of operations.

          The foregoing cost savings estimates were developed by U.S. Foodservice and Rykoff-Sexton solely for purposes of evaluating whether or not to proceed with the Merger, do not include non-recurring adjustments that will be recorded in conjunction with the Merger, and should not be relied upon as an estimate of the actual cost savings that may be achieved. These estimates are based upon assumptions and operating synergies that are inherently uncertain, though considered reasonable by U.S. Foodservice and Rykoff-Sexton, and are subject to significant business, economic and competitive uncertainties which are difficult to predict and often beyond the control of management. Several of the cost savings estimates are premised on the assumption that certain levels of efficiency maintained by either U.S. Foodservice or Rykoff-Sexton prior to the Merger can be achieved by U.S. Foodservice following the Merger. Other estimates are based on management's opinion as to what levels of enhanced purchasing leverage and operating efficiencies should be achievable by an entity the size of the combined entity.

          The consolidation of functions, the integration of operations, systems, marketing methods and procedures and the relocation of staff present significant management challenges. There can be no assurance that such actions will be accomplished successfully or as rapidly as currently expected. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, there can be no assurance of the extent to which such cost savings and efficiencies will be achieved or that unforeseen costs and expenses or other factors will not offset the projected cost savings in whole or in part. To the extent management of the combined company is unable to integrate successfully the operations of the combined company, such cost savings and efficiencies are not otherwise achieved or achieved on a timely basis, or unforeseen costs and expenses or other factors arise that offset cost savings, U.S. Foodservice's operating results would be negatively affected.

EFFECT OF SIGNIFICANT INDEBTEDNESS ON RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF COMBINED COMPANY

          Following the Merger, U.S. Foodservice has significant indebtedness and debt service obligations. At December 27, 1997, the Company's total indebtedness (excluding current maturities) was approximately $754 million. U.S. Foodservice may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. The New Credit Facility is expected to provide for lower borrowing costs than the overall borrowing costs available under the former senior bank credit facilities of U.S. Foodservice and Rykoff-Sexton.

          Based upon the current level of operations and anticipated cost savings, U.S. Foodservice believes that after the Merger its cash flow from operations, together with borrowings under the New Credit Facility and its other sources of liquidity, will be adequate to meet its anticipated requirements for working capital, capital expenditures and debt service over the next several years. There can be no assurance, however, that the combined company's business will continue to generate cash flow at or above the cash flow levels attained by U.S. Foodservice and Rykoff-Sexton in the aggregate or that anticipated cost savings can be fully achieved. The failure of U.S.

Foodservice to generate sufficient cash flow from operations in the future could have a material adverse effect on the results of operations and financial condition of the combined company. If U.S. Foodservice is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, U.S. Foodservice may be required to refinance all or a portion of its debt, sell assets or obtain additional financing. There can be no assurance as to whether, or the terms on which, any such refinancing or asset sales would be consummated or any additional financing could be obtained.


SHARES ELIGIBLE FOR FUTURE SALE

          Immediately following the Merger, the ML Investors beneficially owned approximately 17% of the outstanding U.S. Foodservice Common Shares. The ML Investors may not sell the U.S. Foodservice Common Shares issued to them in the Merger except pursuant to an effective registration statement under the Securities Act covering such sale or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. The ML Investors have the right, pursuant to a registration rights agreement assumed by the Company in the Merger, to require U.S. Foodservice, for a specified period and subject to certain limitations and qualifications, to effect the registration under the Securities Act of the sale of the U.S. Foodservice Common Shares issued to them in the Merger in exchange for the Rykoff-Sexton Common Shares formerly entitled to the benefits of such agreement. This group of shareholders and other parties also have "piggyback" registration rights under such agreement with respect to the U.S. Foodservice Common Shares issued to them in the Merger. The holders of certain Rykoff-Sexton common stock purchase warrants assumed by the Company in the Merger and converted into warrants to purchase U.S. Foodservice Common Shares are entitled to certain "demand" and "piggyback" registration rights with respect to the U.S. Foodservice Common Shares issued or issuable upon exercise of such new warrants.

          In addition, U.S. Foodservice has previously granted certain "shelf" and "piggyback" registration rights with respect to U.S. Foodservice Common Shares issued in connection with the acquisition of other foodservice businesses. Such registration rights are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering in which such persons are participants.

          No predictions can be made as to the effect, if any, that market sales of U.S. Foodservice Common Shares by stockholders pursuant to such registration rights, or the availability of such shares for such future sales, will have on the market price of U.S. Foodservice Common Shares prevailing from time to time. Sales of substantial amounts of U.S. Foodservice Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the U.S. Foodservice Common Shares and could impair U.S. Foodservice's future ability to raise capital through an offering of its equity securities.

POTENTIAL INFLUENCE BY AND RELATIONSHIP WITH ML INVESTORS

          Immediately following the Merger, the 17% of outstanding U.S. Foodservice Common Shares beneficially owned by the ML Investors is the largest percentage of such shares beneficially owned by any person or group.

          Pursuant to the Merger Agreement, the ML Investors have designated two members of the U.S. Foodservice Board of Directors. In addition, pursuant to a standstill agreement which was originally entered into with Rykoff-Sexton and which is for the benefit of U.S. Foodservice after the merger (the "Standstill Agreement"), the ML Investors have agreed to vote the U.S. Foodservice Common Shares and other voting securities owned by them and their affiliates for U.S. Foodservice's nominees to the Board of Directors, in accordance with the recommendation of the Nominating Committee of the Board of Directors, subject to certain exceptions. The ML Investors also have agreed that neither they nor any of their affiliates will (subject to certain exceptions) participate in proxy solicitations, acquire additional U.S. Foodservice Common Shares or otherwise engage in transactions, or take actions involving a change of control of U.S. Foodservice. The U.S. Foodservice Common Shares and other voting securities owned by the ML Investors are subject to certain restrictions on sale or transfer. The ML Investors are prohibited from soliciting, offering, seeking to effect and negotiating with any person with respect to sales or transfers of U.S. Foodservice Common Shares and other voting securities held by the ML Investors unless otherwise permitted by the Standstill Agreement.

          The U.S. Foodservice Common Shares received by the ML Investors in the Merger will constitute a significant block of the voting power of the U.S. Foodservice Common Shares. The voting of such shares as required by the Standstill Agreement will make it easier for the Board of Directors to obtain the approval of U.S. Foodservice stockholders for the election of U.S. Foodservice's nominees to the Board of Directors. Such a voting block also could facilitate or impede the approval of any other matter requiring approval of U.S. Foodservice stockholders, including a merger, consolidation or other business combination involving U.S. Foodservice, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of U.S. Foodservice.

FACTORS RELATING TO FUTURE ACQUISITIONS

          U.S. Foodservice's growth strategy emphasizes supplementing internal expansion with acquisitions, and a significant portion of the growth of U.S. Foodservice's revenues in fiscal year 1997 resulted from acquisitions. There can be no assurance that U.S. Foodservice will successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets in the future. Further, there can be no assurance that acquisitions will not have an adverse effect upon U.S. Foodservice's operating results, particularly in periods following the consummation of such transactions, during which the operations of the acquired businesses are being integrated into U.S. Foodservice's operations. Once integrated, acquired operations may not achieve levels of net sales or profitability comparable to those achieved by U.S. Foodservice's existing operations, or otherwise perform as expected. There can be no assurance that U.S. Foodservice will be able to increase its revenues or earnings through future acquisitions at the same rates it achieved through the acquisitions it completed in fiscal 1997. Management may determine that it is necessary or desirable to obtain financing for such acquisitions through additional bank borrowings or the issuance of additional debt or equity securities. Debt financing of any such acquisition could increase the leverage of U.S. Foodservice and will be subject to restrictions contained in the New Credit Facility, the indenture pursuant to which approximately $130 million principal amount of 8 7/8% Senior Subordinated Notes due 2003 are outstanding (the "Indenture") and other agreements relating to U.S. Foodservice's indebtedness. Equity financing of any such acquisition may dilute the ownership of U.S. Foodservice's stockholders. There can be no assurance that U.S. Foodservice will be able to obtain financing on acceptable terms.

LOW MARGIN BUSINESS; ECONOMIC SENSITIVITY

          The foodservice distribution industry is characterized by relatively high inventory turnover with relatively low profit margins. A significant portion of the Company's sales are made at prices that are based on product cost plus a percentage markup. As a result, the Company's profit levels may be negatively affected during periods of food price deflation, even though the Company's gross profit percentage may remain relatively constant.

          The foodservice industry is sensitive to national and regional economic conditions, and the demand for foodservice products supplied by the Company has been adversely affected in past years by economic downturns. The Company's operating results also are particularly sensitive to, and may be adversely affected by, difficulties with the collectability of accounts receivable, inventory control, competitive price pressures, severe weather conditions and unexpected increases in fuel or other transportation-related costs. Although these factors generally have not had a material adverse impact on the Company's past operations, there can be no assurance that one or more of such factors will not adversely affect future operating results.


COMPETITION

          The Company operates in highly competitive markets, and its future success will depend in large part on its ability to provide superior service and high-quality products at competitive prices. The Company encounters competition from a variety of sources, including specialty and system foodservice distributors and other broadline distributors. Some of the Company's competitors have substantially greater financial and other resources than the Company.


DEPENDENCE ON SENIOR MANAGEMENT

          The Company's success is largely dependent on the skills, experience and efforts of its senior management. The loss of the services of one or more of the Company's senior management could have a material adverse effect on the Company's business and development. To date, the Company generally has been successful in retaining the services of its senior management.


PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

          The Company's Certificate of Incorporation and By-Laws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. These provisions include a requirement that the Board of Directors be divided into three classes with approximately one-third of the Board to be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. In addition, the Board of Directors of the Company has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock. In February 1996, the Company adopted a shareholder rights plan under which preferred share purchase rights, which are attached to the U.S. Foodservice Common Shares, generally will be triggered upon the acquisition (or certain actions that would result in the acquisition) of 10% or more of the U.S. Foodservice Common Shares by any person or group. Investors eligible to report their ownership of the U.S. Foodservice Common Shares on Schedule 13G under the Exchange Act generally may acquire up to 15% of the U.S. Foodservice Common Shares without triggering such rights.

VOLATILITY OF MARKET PRICE FOR U.S. FOODSERVICE COMMON SHARES

          From time to time, there may be significant volatility in the market price for the U.S. Foodservice Common Shares. Quarterly operating results of the Company or other distributors of food and related goods, changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries, announcement of proposed acquisitions and failure to complete announced acquisitions, unusual weather conditions or other developments affecting the Company or its competitors could cause the market price of the U.S. Foodservice Common Shares to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                                DIVIDEND POLICY

          U.S. Foodservice has never paid cash dividends on the U.S. Foodservice Common Shares and does not anticipate declaring or paying cash dividends for the foreseeable future. Financial covenants and other restrictions contained in the New Credit Facility and the Indenture require U.S. Foodservice to meet certain financial tests, and such agreements may restrict its ability to pay cash dividends.


                                USE OF PROCEEDS

          All of the Shares offered hereby are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. The Company will pay certain expenses relating to this offering, estimated to be approximately $________. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

          The following table sets forth certain information with respect to the Selling Stockholders, including the name of each Selling Stockholder and the number of Shares being offered hereby by each Selling Stockholder. None of the Selling Stockholders owns U.S. Foodservice Common Shares prior to this offering that represent, or will own U.S. Foodservice Common Shares after this offering that will represent, one percent or more of the outstanding U.S. Foodservice Common Shares. The information in the following table is as of February 10, 1998, except with respect to Richard Hafdal, Gary Hafdal, Frank Roedl, Rod Buck, Sharon Robbins and B. Scott Ball (collectively, the "Westlund Provisions Selling Stockholders"), as to whom the information is as of April 15, 1998.

          The Selling Stockholders (other than The John S. Beuchat Living Trust and the Westlund Provisions Selling Stockholders) include former stockholders of the Mazo-Lerch Company ("Mazo-Lerch") and their permitted transferees and successors (collectively, the "Mazo-Lerch Selling Stockholders"). The Company issued 279,268 of the Shares offered hereby to the Mazo-Lerch Selling Stockholders in consideration for its acquisition of Mazo-Lerch in the fourth quarter of fiscal 1997. The Company issued 57,971 of the Shares offered hereby to The John S. Beuchat Living Trust in consideration for its acquisition of Outwest Meat Company in the fourth quarter of fiscal 1997.

          The Westlund Provisions Selling Stockholders are former stockholders of Westlund Provisions, Inc. ("Westlund Provisions") and their permitted transferees and successors. The Company issued 228,773 of the Shares offered hereby to the Westlund Provisions Selling Stockholders in consideration for the Company's acquisition of Westlund Provisions in the third quarter of fiscal 1998.


          NAME OF                                 SHARES BENEFICIALLY        SHARES      SHARES BENEFICIALLY
     BENEFICIAL OWNER                           OWNED PRIOR TO OFFERING      OFFERED     OWNED AFTER OFFERING
     --------------------                      -------------------------     -------     --------------------
The John Beuchat Living Trust                           335,626                57,971         277,655
Julie Ann Bryant                                          5,060                 5,060               0
Marshelle Elaine Burgess                                  5,060                 5,060               0
Joanne Marie Burns                                        5,060                 5,060               0
Alan David Lerch                                          5,060                 5,060               0
Alida Ann Lerch                                           5,700                 5,700               0
Diana Susan Lerch                                         5,700                 5,700               0
Edna L. Lerch                                             5,818                 5,818               0
Gary D. Lerch                                            15,809                15,809               0
Howard D. Lerch                                           2,009                 2,009               0
Howard D. Lerch, Jr., Trustee                            52,941                52,941               0
The Howard D. Lerch, Jr.
 Revocable Trust
J.J. Bernard Lerch, III                                  16,186                16,186               0
Katherine Lee Lerch                                       9,685                 9,685               0
Linda Kathleen Lerch                                      5,700                 5,700               0
Robert J. Lerch                                          42,996                42,996               0
Robert J. Lerch, Custodian                                9,685                 9,685               0
 for Christine Lorraine Lerch
Ryan Walter Lerch                                         9,685                 9,685               0
William N. Lerch, Sr.                                    56,874                56,874               0
William Nelson Lerch, Jr.                                 5,060                 5,060               0
Alice Payne, Trustee                                      5,060                 5,060               0
The David Henry Payne Trust
Jennifer C. Payne                                         5,060                 5,060               0
Nancy Lynn Payne                                          5,060                 5,060               0
Richard Hafdal                                          167,625               167,625               0
Gary Hafdal                                              13,601                13,601               0
Frank Roedl                                              24,712                24,712               0
Rod Buck                                                 12,116                12,116               0
Sharon Robbins                                            3,296                 3,296               0
B. Scott Ball                                             7,423                 7,423               0

          Robert J. Lerch served as the President of Mazo-Lerch prior to the time it was acquired by the Company and Howard D. Lerch and William N. Lerch and J.J. Bernard Lerch served as Vice Presidents. Each of the foregoing persons is presently employed as a branch-level manager by the Company.

          John S. Beuchat served as the President of Outwest Meat Company prior to the time it was acquired by the Company and he continues to serve Outwest Meat Company in that capacity.

          The Company leases certain facilities from the Lerch Brothers Corporation, a corporation which is owned by certain of the Mazo-Lerch Selling Stockholders. The Company pays aggregate annual lease payments of approximately $400,000 to the Lerch Brothers Corporation in respect of these facilities. In connection with the Mazo-Lerch acquisition, the Company also agreed to issue the Mazo-Lerch Selling Stockholders additional U.S. Foodservice Common Shares if the Company sells a parcel of real estate it acquired in the transaction to an unaffiliated third party at a price above a certain level. In no event will the Company be required to issue U.S. Foodservice Common Shares valued at more than $3.0 million in the aggregate to the Mazo-Lerch Selling Stockholders in connection with that transaction.

          Prior to the acquisition of Westlund Provisions by U.S. Foodservice, Richard Hafdal served as a director and Chief Executive Officer of Westlund Provisions, Gary Hafdal served as a director, President and Chief Operating Officer of Westlund Provisions and Frank Roedl served as the Chief Financial Officer/Treasurer of Westlund Provisions. Each of the foregoing persons is presently employed as a branch-level manager by the Company.

          The Shares have been registered under the Securities Act and are being offered hereby pursuant to registration rights granted by the Company to the Selling Stockholders in connection with its acquisition of Mazo-Lerch, Outwest Meat Company and Westlund Provisions. Under its registration rights agreements with the Selling Stockholders, the Company is required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the Selling Stockholders.

                              PLAN OF DISTRIBUTION

          All or part of the Shares may be offered by the Selling Stockholders from time to time in transactions on the NYSE or any other market on which the U.S. Foodservice Common Shares may be traded, in privately negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the Shares may be sold or distributed may include, but not be limited to, the following: (i) a cross or block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (iii) an exchange distribution in accordance with the rules of such exchange; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(v) privately negotiated transactions; (vi) short sales or borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales; (vii) delivery in connection with the issuance of securities by issuers, other than the Company, that are exchangeable for (whether optional or mandatory), or payable in, such Shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such Shares may be distributed; and (viii) a combination of any such methods of sale or distribution. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to or following the sale. The Selling Stockholders also may sell such shares in accordance with Rule 144 under the Securities Act.

          If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a Prospectus Supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Shares specified in such Prospectus Supplement if any such Shares are purchased.

          This Prospectus also may be used by permitted donees, transferees and successors in interest of the Selling Stockholders or by other persons acquiring Shares, including brokers who borrow the Shares to settle short sales of the U.S. Foodservice Common Shares, and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

          From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers or otherwise. Upon a default by a Selling Stockholder, the broker or pledgees may offer and sell the pledged
U.S. Foodservice Common Shares from time to time.

          None of the proceeds from the sales of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders. See "Selling Stockholders." The Company has agreed to indemnify the Selling Stockholders and any underwriters, brokers, dealers or agents (and their respective controlling persons) against certain liabilities, including certain liabilities under the Securities Act.

          The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

          The validity of the Shares offered hereby by the Westlund Provisions Selling Stockholders has been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

          U.S. Foodservice. The consolidated financial statements of U.S. Foodservice as of June 28, 1997 and for the year then ended incorporated by reference in this Prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of U.S. Foodservice (formerly JP Foodservice, Inc.) as of June 29, 1996 and for each of the two years in the period ended June 29, 1996 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Price Waterhouse LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

          Valley Industries, Inc. The combined financial statements of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (a General Partnership) as of January 31, 1996 and for each of the years in the two-year period ended January 31, 1996 incorporated by reference in this Prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

          Rykoff-Sexton. The audited consolidated financial statements of Rykoff-Sexton and subsidiaries as of June 28, 1997 and April 27, 1996, and for the fiscal years ended June 28, 1997, April 27, 1996 and April 29, 1995 and the nine-week transition period ended June 29, 1996 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM                                      AMOUNT
----                                      ----------

     Registration fee...................  $2,484.23
     Blue Sky fees and expenses.........      *
     Printing and engraving expenses....      *
     Legal fees and expenses............      *
     Accounting fees and expenses.......      *
     Transfer Agent and Registrar fees..      *
     Miscellaneous......................      *
                                          ----------
          Total                           $   *

----------
* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to the provisions of Article XII of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.1 hereto and the provisions of Article XII of the registrant's Amended and Restated By-laws filed as Exhibit 3.2 hereto.

     The registrant is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of any person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), brought or threatened involving such persons because of such person's service in any such capacity with respect to another corporation or other entity at the request of such corporation.

     The registrant's Amended and Restated By-Laws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. Article XII of the By-Laws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the registrant and had no reason to believe that such person's conduct was illegal.

     Article XII of the registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the registrant's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such Article XII shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The registrant maintains directors and officers liability insurance, which covers directors and officers of the registrant against certain claims or liabilities arising out of the performance of their duties.

     In the registration rights agreements with the Company pursuant to which the securities offered hereby are being registered, the Selling Stockholders have agreed to indemnify the registrant, its directors, officers and agents and each person, if any, who controls the registrant against certain liabilities, including certain liabilities under the Securities Act.


ITEM 16:  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

          The following Exhibits are filed herewith or incorporated herein by reference:

          3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-3 (Commission File
               No. 333-41795)).

          3.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-41795)).

          4.1  Specimen certificate representing common stock, par value
               $.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-27275)).

          4.2 Rights Agreement, dated as of February 19, 1996, between U.S. Foodservice and The Bank of New York, as Rights Agent (the "Rights Agreement") (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated February 22, 1996).

          4.3 Amendment No. 1 to Rights Agreement, dated as of May 17, 1996 (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-07321)).

          4.4 Amendment No. 2 to Rights Agreement, dated as of September 26, 1996 (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-14039)).

          4.5 Amendment No. 3 to Rights Agreement, dated as of June 30, 1997 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on July 2, 1997).

          4.6 Amendment No. 4 to Rights Agreement, dated as of December 23, 1997 (incorporated by reference to the Company's Current Report on Form 8-K filed on January 7, 1998).


         *5.1 Opinion of Hogan & Hartson, L.L.P., counsel to the Company, regarding the validity of the securities being offered by certain selling stockholders.

          23.1 Consent of Price Waterhouse LLP, Independent Accountants.

          23.2 Consents of KPMG Peat Marwick LLP, Independent Accountants.

          23.3 Consent of Arthur Andersen LLP, Independent Accountants.

         *23.4 Consent of Hogan & Hartson, L.L.P. (contained in Exhibit 5.1).

          24   Power of Attorney (included in signature page).

* To be filed by amendment.


     (b)  Financial Statement Schedules

          Either not applicable or shown in the financial statements or notes thereto.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation or the Amended and Restated By-Laws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on April 23, 1998.

                              U.S. FOODSERVICE

                              By: /s/ JAMES L. MILLER
                                 -------------------------------------
                                 James L. Miller
                                 President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lewis Hay, III, David M. Abramson and George T. Megas, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                      Title                      Date
     ---------                      -----                      ----

/s/ JAMES L. MILLER    Chairman of the Board, President     April 23, 1998
---------------------  and Chief Executive Officer
James L. Miller        (Principal Executive Officer)

/s/ LEWIS HAY, III     Director, Executive Vice President   April 23, 1998
---------------------  and Chief Financial Officer
Lewis Hay, III         (Principal Financial Officer)


/s/ GEORGE T. MEGAS    Vice President - Finance             April 23, 1998
---------------------  (Principal Accounting Officer)
George T. Megas


/s/ MICHAEL J. DRABB   Director                             April 23, 1998
---------------------
Michael J. Drabb


/s/ DAVID M. ABRAMSON  Director                             April 23, 1998
---------------------
David M. Abramson


/s/ ERIC E. GLASS      Director                             April 23, 1998
---------------------
Eric E. Glass

/s/ MARK P. KAISER                Director                     April 23, 1998
--------------------------
Mark P. Kaiser


/s/ PAUL I. LATTA, JR.            Director                     April 23, 1998
--------------------------
Paul I. Latta, Jr.


/s/ DEAN R. SILVERMAN             Director                     April 23, 1998
--------------------------
Dean R. Silverman


/s/ JEFFREY D. SERKES             Director                     April 23, 1998
--------------------------
Jeffrey D. Serkes


/s/ JAMES P. MISCOLL              Director                     April 23, 1998
--------------------------
James P. Miscoll


/s/ BERNARD SWEET                 Director                     April 23, 1998
--------------------------
Bernard Sweet


/s/ JAMES I. MASLON               Director                     April 23, 1998
--------------------------
James I. Maslon


/s/ NEIL I. SELL                  Director                     April 23, 1998
--------------------------
Neil I. Sell


/s/ ALBERT J. FITZGIBBONS, III    Director                     April 23, 1998
------------------------------
Albert J. Fitzgibbons, III


/s/ MATTHIAS B. BOWMAN            Director                     April 23, 1998
--------------------------
Matthias B. Bowman


                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                EXHIBITS

3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-41795)).

3.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-41795)).

4.1 Specimen certificate representing common stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Commission File
         No. 333-27275)).

4.2 Rights Agreement, dated as of February 19, 1996, between U.S. Foodservice and The Bank of New York, as Rights Agent (the "Rights Agreement") (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated February 22, 1996).

4.3 Amendment No. 1 to Rights Agreement, dated as of May 17, 1996 (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-07321)).

4.4 Amendment No. 2 to Rights Agreement, dated as of September 26, 1996 (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-14039)) .

4.5 Amendment No. 3 to Rights Agreement, dated as of June 30, 1997 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on July 2, 1997).

4.6 Amendment No. 4 to Rights Agreement, dated as of December 23, 1997 (incorporated by reference to the Company's Current Report on Form 8-K filed on January 7, 1998).

 *5.1 Opinion of Hogan & Hartson, L.L.P., counsel to Company, regarding the validity of the securities being offered by certain selling stockholders.

 23.1     Consent of Price Waterhouse LLP, Independent Accountants.

 23.2     Consents of KPMG Peat Marwick LLP, Independent Accountants.

 23.3     Consent of Arthur Andersen LLP, Independent Accountants.

*23.4     Consent of Hogan & Hartson, L.L.P. (contained in Exhibit 5.1).

 24       Power of Attorney (included in signature page).

* To be filed by amendment.